CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77879) of CSK Auto Corporation (the “Company”) of our report dated July 6, 2007 relating to the financial statements and financial statement schedule of CSK Auto, Inc. Retirement Program, which appears in the Company’s Form 11-K filed on July 9, 2007.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
October 15, 2007